UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 8, 2005

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4055 Faber Place Drive, Suite 201
North Charleston, South Carolina		29405
(Address of Principal Executive Offices)		(Zip Code)

(843) 329-5151

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                              Results of Operations and Financial Condition.

On August 10, 2005, Polymer Group, Inc. (the “Company”) issued a press release announcing its financial results for the second quarter of fiscal 2005.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 4.02.                              Non-Reliance on Previously Issued Financial Statements of a Related Audit Report or Completed Interim Review.

On August 8, 2005, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), in consultation with management of the Company and the Company’s independent registered public accounting firm, concluded that the Company’s unaudited quarterly financial statements for the three months ended April 2, 2005 included in the Company’s Quarterly Report on Form 10-Q for such period should no longer be relied upon due to an error in reporting the estimated fair value of the dividends paid in kind on the Company’s 16% Series A Convertible Pay-in-Kind Preferred Stock (the “PIK Preferred Shares”).  The Company intends to file an amendment to its Quarterly Report on Form 10-Q for such period to restate its unaudited consolidated financial statements for the three months ended April 2, 2005.  This restatement has no impact on the Company’s unaudited total shareholders’ equity or unaudited statements of cash flows for the quarterly periods ended April 2, 2005 or July 2, 2005.  In addition, this restatement will not result in any changes in the previously reported audited and unaudited consolidated financial statements as of and for the periods ended January 1, 2005, January 3, 2004, March 1, 2003 or December 28, 2002, as included in the Company’s Annual Report on Form 10-K.

More specifically, dividends on the PIK Preferred Shares accrue at an annual rate of 16%, are payable semi-annually in arrears on each January 1 and July 1, and are payable at the option of the Company (i) through the issuance of additional PIK Preferred Shares, (ii) in cash, or (iii) in a combination of both.  The dividends are cumulative and accrue whether or not earned or declared, and the mandatory redemption price specifically includes “other accrued and unpaid dividends whether or not declared.”  Therefore, the Company reflected the accretion of dividends, at the stated rate of 16%, in its consolidated statement of operations for the fiscal year ended January 1, 2005 as a reduction of income applicable to common shareholders in the amount of $5.6 million.

On January 14, 2005, the Company’s Board of Directors declared that dividends accrued on the PIK Preferred Shares from the dates of issuance through December 31, 2004, in the amount of $5.6 million, would be paid in the form of PIK Preferred Shares.  On such date the closing price of the Company’s Class A Common Stock on the Over-the Counter Bulletin Board was $18.50 per share.

The Company recently has determined that it should have recorded the value of the additional PIK Preferred Shares paid in kind at their estimated fair value on January 14, 2005, the date the Board of Directors declared that the accrued dividends were to be paid in the form of additional PIK Preferred Shares, rather than cash, reduced by the amount of dividends previously recorded at the stated 16% rate.  Using the market value of the Company’s Class A Common Stock on January 14, 2005 of $18.50 per share, the fair value of the 5,540 additional PIK Preferred Shares issued in lieu of cash payment was approximately $14.1 million, which exceeded the amount accrued, based upon the stated rate of $5.6 million, by approximately $8.5 million.  Recording the additional $8.5 million dividend at the date of declaration will result in a decrease in the amount of income applicable to common shareholders and retained earnings, with a corresponding increase in additional paid in capital.  The Company believes that this revised presentation is consistent with accounting principles generally accepted in the United States.

The Company believes that this restatement is not the result of a material weakness in the Company’s internal control over financial reporting which would require a revision of management’s assessment of internal control over financial reporting.

The Company has discussed this restatement with the Audit Committee of the Board of Directors.  In addition, the Audit Committee and the Company’s Chief Financial Officer have discussed the matters disclosed in this filing with Ernst & Young LLP, the Company’s independent registered public accounting firm.

On August 10, 2005, the Company issued a press release announcing the foregoing restatement and related information.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.                              Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release of Polymer Group, Inc. dated August 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

/s/ Willis C. Moore, III
Date: August 10, 2005	Willis C. Moore, III
Chief Financial Officer